Exhibit 99.1

City National Corporation Reports Net Income of $46.1 Million and EPS of $0.93 for the Second Quarter of 2003; Corporation Increases
Quarterly Dividend by 37% to $0.28

    LOS ANGELES--(BUSINESS WIRE)--July 15, 2003--

       First-half 2003 EPS of $1.80 up 3 percent from last year

    City National Corporation (NYSE:CYN), parent company of wholly owned City National Bank, today reported net income of $46.1 million, or $0.93 per share, for the second quarter of 2003 compared with net income of $45.8 million, or $0.88 per share, for the second quarter of 2002 on fewer common shares outstanding this year.
    For the first half of 2003, City National Corporation recorded net income of $89.7 million, or $1.80 per share, compared with net income of $90.0 million, or $1.75 per share, reported for the first half of 2002.
    Also today, the Board of Directors of City National Corporation approved a 37 percent increase in the company's quarterly common stock cash dividend. The new quarterly dividend of $0.28 per share is up from the $0.205 per share currently paid. It is the second time in seven months that City National has increased its dividend, which is now 44 percent higher than when the year began. The current payout ratio of approximately 30 percent is within the 28 to 34 percent range that the company now intends to maintain going forward. The increased dividend is payable on August 18, 2003, to shareholders of record on August 6, 2003.
    In light of the fact that through its ongoing stock repurchase program, the corporation has acquired 750,100 shares of the 1 million previously authorized by the Board, management requested, and the Board today authorized, the repurchase of 500,000 additional shares of City National Corporation stock, following completion of the company's current buyback initiative. Shares will be repurchased on a selective basis from time to time in open market transactions. City National Corporation expects to use them for employee stock options, possible future acquisitions and other general purposes. The corporation had 48,156,797 shares outstanding on June 30, 2003.

    HIGHLIGHTS

    -- Average core deposits for the second quarter were up 21 percent from a year ago, up 5 percent from the prior quarter and up 23 percent for the first six months from the same period last year.

    -- Average loans for the first six months were up 3 percent from the same period last year. However, average loans for the second quarter declined 1 percent from a year ago and were 2 percent lower than the prior quarter. These declines reflect the continued slow demand for commercial loans and the company's continuing attention to credit quality.

    -- Net interest income for the first half of 2003 increased 1 percent over the first half of 2002 but fell 3 percent in the second quarter compared with the year ago quarter. This decline is consistent with the compression in the net interest margin to 4.79 percent during the period.

    -- Nonaccrual loans fell by $30.4 million, or 30 percent, from March 31, 2003 to $69.4 million, contributing to a lower provision for credit losses of $11.5 million for the second quarter of 2003.

    -- Exposure to syndicated non-relationship commercial and purchased media and telecommunication loans declined 40 percent from March 31, 2003 to $52.2 million at June 30, 2003.

    -- Fueled by the acquisition of Convergent Capital Management ("CCM") in April 2003, noninterest income continued to increase. It rose 16 percent over both the second quarter of 2002 and the first quarter of this year. For the first six months, noninterest income was up 13 percent from the same period last year.

    "The strength of our earnings and capital position, coupled with new, favorable tax rates and renewed investor interest in dividend yield, warrants, in our judgment, a significant increase in the dividend paid to our shareholders," said Chief Executive Officer Russell Goldsmith. "This 37 percent dividend increase (and a 44 percent total increase since the year began), combined with the disciplined continuation of our stock repurchase program, delivers meaningfully on our continuing commitment to build shareholder value while still maintaining a strong balance sheet.
    "The solid growth in our deposits, coupled with effective cost controls and signs of improvement in the quality of our loan portfolio, produced good results in the second quarter despite lower interest rates and continuing cautiousness in the nation's economy. In addition, City National's long-term plan to increase noninterest income, particularly from our wealth management business, took a step forward with the second-quarter addition of Convergent Capital Management. Our assets under management grew 81 percent in one year."


                          For the three months           For the three
$ in millions,               ended June 30,               months ended
except per share         ----------------------    %       March 31,
                           2003        2002     Change       2003
------------------------ ----------- ---------- ------ --------------
Earnings Per Share          $0.93       $0.88       6         $0.87
Net Income                   46.1        45.8       1          43.7
Average Assets           11,914.9    10,934.3       9      11,480.6
Return on Average Assets     1.55%       1.68%     (8)         1.54%
Return on Average Equity    16.33       17.53      (7)        15.84

                           For the six months ended
$ in millions,                     June 30,
except per share           -------------------------     %
                                2003       2002        Change
------------------         -------------- ----------  -------
Earnings Per Share               $1.80      $1.75         3
Net Income                        89.7       90.0         0
Average Assets                11,698.9   10,640.8        10
Return on Average Assets          1.55%      1.71%       (9)
Return on Average Equity         16.09      18.21       (12)

    Return on average assets for the second quarter and the first six months of 2003 declined due to an increase in average assets, primarily lower-yielding securities. The lower return on average shareholders' equity was due primarily to a higher level of shareholders' equity from retained net income, issuance of restricted shares to colleagues, and from the exercise of stock options, net of treasury share repurchases.

    ASSETS

    Average assets increased due to an increase in the securities portfolio. Total assets at June 30, 2003 increased 12 percent to a record $12.4 billion from $11.0 billion at June 30, 2002.

    REVENUES

    Revenues (net interest income plus noninterest income) increased 2 percent to $172.2 million in the second quarter of 2003 from $169.3 million in the second quarter of 2002 and increased 3 percent from the first quarter of 2003 due in part to the acquisition of CCM in April 2003. For the first half of 2003, revenues increased 4 percent to $339.4 million compared with $327.0 million for the first half of 2002.

    NET INTEREST INCOME

    Net interest income for the second quarter of 2003 was $130.8 million on a fully taxable-equivalent basis, a 3 percent decrease from $134.3 million in the second quarter of 2002 due to lower interest rates and lower commercial loan demand. Fully taxable-equivalent net interest income for the first six months of 2003 was $262.6 million compared with $259.7 million for the first six months of 2002.


                         For the three months           For the three
                             ended June 30,              months ended
$ in millions            -----------------------   %       March 31,
                           2003        2002      Change      2003
------------------------ ----------- ----------- ------ -------------
Average Loans            $7,793.9    $7,889.0       (1)    $7,964.3
Average Securities
Available-For-Sale        2,900.8     2,029.7       43      2,441.8
Average Deposits          9,774.9     8,551.2       14      9,373.8
Average Core Deposits(1)  8,763.1     7,238.8       21      8,326.5
Fully Taxable-Equivalent
Net Interest Income         130.8       134.3       (3)       131.9
Net Interest Margin          4.79%       5.35%     (10)        5.07%


                          For the six months ended
                                   June 30,
                          -----------------------   %
$ in millions                   2003       2002   Change
------------------------- ------------ ---------- ------
Average Loans               $7,878.6   $7,678.4       3
Average Securities
Available-For-Sale           2,672.6    1,977.4      35
Average Deposits             9,575.5    8,244.1      16
Average Core Deposits(1)     8,546.0    6,921.5      23
Fully Taxable-Equivalent
Net Interest Income            262.6      259.7       1
Net Interest Margin             4.93%      5.35%     (8)

(1)  All deposits except time deposits of $100,000 or more


    Second-quarter and year-to-date 2003 average deposits continued to increase over the prior-year periods as well as from the prior quarter.
    Average loans for the second quarter of 2003 declined compared with the same period last year and the prior quarter due to economic uncertainties and the emphasis on credit quality. However, average loans for the first six months of 2003 increased over the same period last year.
    The net interest margin narrowed due to a flattening yield curve, mortgage prepayment activity and low interest rates.
    Compared with the prior-year second-quarter averages, commercial loans declined 8 percent, residential first mortgage loans rose 1 percent, real estate mortgage loans rose 6 percent, and real estate construction loans rose 9 percent. Compared with the prior quarter, average real estate construction loans increased while all other loan categories fell. Compared with the first six months of 2002, commercial loans decreased 2 percent, residential first mortgage loans rose 4 percent, real estate mortgage loans rose 9 percent, and real estate construction loans rose 9 percent.
    Average securities available-for-sale, principally with lower yields and shorter durations, continued to increase as deposits grew strongly. As of June 30, 2003 unrealized gains on securities available-for-sale were $57.3 million.
    Average core deposits represented 90 percent of the total average deposit base for the second quarter of 2003, compared with 85 percent for the second quarter of 2002 and 89 percent for the first quarter of 2003. New clients and higher client balances maintained as deposits to pay for services contributed to the continued growth of deposits.
    As part of the company's long-standing asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings, with a notional value of $976.4 million, added $7.5 million to net interest income in the second quarter of 2003. That compared with $8.5 million in the second quarter of 2002 and $7.5 million for the first quarter of 2003. These amounts included $5.2 million, $3.7 million and $4.5 million, respectively, for interest swaps qualifying as fair-value hedges. Income from swaps qualifying as cash-flow hedges was $2.3 million for the second quarter of 2003, compared with $4.8 million for the second quarter of 2002 and $3.0 million for the first quarter of 2003. For the first half of 2003, interest rate swaps added $15.0 million to net interest income, compared with $16.4 million for the first half of 2002. These amounts include $9.7 million and $6.9 million, respectively, for interest swaps qualifying as fair value hedges. Income from existing swaps qualifying as cash flow hedges of loans expected to be recorded in net interest income within the next 12 months is $8.5 million.
    Interest income recovered on nonaccrual and charged-off loans included above was $0.4 million for the second quarter of 2003, compared with $0.6 million for the second quarter of 2002 and $0.6 million for the first quarter of 2003, respectively.
    The Bank's prime rate was 4.00 percent as of June 30, 2003, compared with 4.75 percent a year earlier.

    NONINTEREST INCOME

    The company continues to emphasize growth in noninterest income through both the development of its existing business as well as from acquisitions. Noninterest income increased 16 percent to $45.1 million for the second quarter of 2003, compared with $38.7 million for the second quarter of 2002, primarily attributable to the acquisition of CCM. Noninterest income increased 16 percent over the first quarter of 2003. For the first half of 2003, noninterest income increased 13 percent to $84.0 million compared with $74.7 million for the first half of 2002.
    Noninterest income as a percentage of total revenues for the second quarter and first half of 2003 was 26 percent and 25 percent, respectively, compared with 23 percent for the second quarter and first half of 2002 and 23 percent for the first quarter of 2003.

    Trust and Investment Fee Revenue


                                           At or for  For the six
                 At or for the three      the three   months ended
                months ended June 30,    months ended  June 30,
$ in millions   -------------------   %     March 31, ---------   %
                    2003      2002  Change   2003    2003  2002 Change
--------------- --------- --------- ------ --------- ----  ---- ------

Trust and
 Investment Fee
 Revenue           $21.5     $15.7   37      $15.5  $37.0  $30.0   23
Assets Under
 Administration 26,237.3  18,271.1   44   19,840.8
Assets Under
 Management
(1)(2)          12,531.3   6,906.2   81    6,978.0

(1) Included above in assets under administration
(2) June 30, 2003 does not include an additional $1,896 million of assets under management for the CCM minority owned asset managers


    Assets under management at June 30, 2003 increased primarily due to the CCM acquisition in April 2003. New business in all other categories, aided by strong relative investment performance and higher market values, also contributed to the increase. The year-over-prior-year revenue increase for both second quarter and first six months of 2003 was driven by higher balances under administration partially attributable to the acquisition of CCM. Increases in market values are reflected in fee income primarily on a trailing quarter basis.

    Other Noninterest Income

    Cash management and deposit transaction fees for both the second quarter and first half of 2003 increased 6 percent over the same periods last year. Strong growth in deposits and higher sales of cash management products contributed to this growth. Cash management and deposit transaction fees for the second quarter of 2003 were slightly lower than they were in the first quarter when prior-year annual fees were recognized.
    International services fees for the second quarter 2003 were up 6 percent over the same period last year and increased 16 percent from the first quarter of 2003. For the first half of 2003, international services fees were 10 percent higher than the first half of 2002. Higher foreign exchange fueled the year-over-year and prior quarter revenue growth while trade-finance revenue was down from 2002.
    Gains on the sale of loans and other assets and gains on the sale of securities for the second quarter of 2003 amounted to $1.3 million compared with $1.5 million for the second quarter of 2002 and $1.3 million for the first quarter of 2003. For the first half of 2003, $2.6 million in gains were realized compared with $3.9 million in gains for the first half of 2002.

    NONINTEREST EXPENSE

    Noninterest expense was $91.3 million in the second quarter of 2003, up 10 percent from $82.9 million for the second quarter of 2002 and 7 percent from $85.4 million for the first quarter of 2003. Expenses grew primarily because of the addition of CCM and to a lesser extent were due to the company's continued modest expansion, principally in New York.
    During the quarter, stock-based compensation performance awards for 2002 were granted to colleagues of the company. These performance awards for the first time included restricted stock grants with fewer stock options, which reduced the total number of shares awarded but better aligned the interests of shareholders and colleagues. The company recorded $129,000 in expense for restricted stock awards in the second quarter, and going forward expects to expense $387,000 quarterly for this stock award.
    Noninterest expense for the first half of 2003 increased 9 percent to $176.7 million compared with $161.6 million for the first half of 2002.
    The company's efficiency ratio for the second quarter of 2003 was
52.53 percent, compared with 47.95 percent for the second quarter of 2002 and 50.28 percent for the first quarter of 2003. The higher efficiency ratio is attributable to the acquisition of CCM. For the first half of 2003, the efficiency ratio was 51.42 percent compared with 47.95 percent for the first half of 2002.

    INCOME TAXES

    The first-half 2003 effective tax rate was 32.1 percent, compared with 30.1 percent for all of 2002. The higher effective tax rate over the prior year reflects the absence of certain tax benefits recorded in the second half of 2002.

    CREDIT QUALITY

    Net charge-offs were $10.1 million, including $4.8 million relating to the company's syndicated non-relationship commercial and purchased media and telecommunication loan portfolio. This compares with $16.0 million and $9.7 million, respectively, for the second quarter of 2002. For the first half of 2003, net charge-offs were $22.6 million, compared with $23.0 million in the same period last year.


                                 At or for the three months
                                        ended June 30,
                                 ----------------------------    %
$ in millions                         2003           2002     Change
-------------------------------- ------------- -------------- -------
Provision For Credit Losses            $11.5          $18.0      (36)
Net Loan Charge-Offs                   (10.1)         (16.0)     (37)
Annualized Percentage of  Net
 Charge-Offs to Average Loans           0.52 %         0.81 %    (36)
Nonperforming Assets                   $69.6          $64.9        7
Percentage of Nonaccrual Loans
 and ORE to Total Loans and ORE         0.92 %         0.83 %     11
Allowance for Credit Losses           $170.9         $157.6        8
Percentage of Allowance for
 Credit Losses to Outstanding Loans     2.25 %         2.01 %     12
Percentage of Allowance for
 Credit Losses to Nonaccrual Loans    246.37         244.67        1

                                                 For the six
                               At or for the     months ended
                                    three          June 30,
                                months ended    ---------------   %
$ in millions                   March 31, 2003   2003    2002   Change
------------------------------ ---------------- ------- ------- ------
Provision For Credit Losses           $17.5     $29.0   $29.0       0
Net Loan Charge-Offs                  (12.5)    (22.6)  (23.0)     (2)
Annualized Percentage of  Net
 Charge-Offs to Average Loans          0.64 %    0.58 %  0.60 %    (3)
Nonperforming Assets                  $99.9
Percentage of Nonaccrual Loans
 and ORE to Total Loans and ORE        1.28 %
Allowance for Credit Losses          $169.5
Percentage of Allowance for
 Credit Losses to Outstanding Loans    2.16 %
Percentage of Allowance for
 Credit Losses to Nonaccrual Loans   169.93


    At June 30, 2003, the Company's loan portfolio included approximately $1.0 billion of credits to borrowers located in Northern California, including approximately $600 million of loans managed in Northern California offices. In addition, the portfolio included $52.2 million of syndicated non-relationship commercial and purchased media and telecommunication loans, down from $87.1 million at March 31, 2003.
    Nonaccrual loans fell this quarter primarily due to payoffs and sales. Approximately 40 percent of the nonperforming assets were loans to Northern California clients as of June 30, 2003. Approximately 20 percent were three syndicated non-relationship commercial and purchased media and telecommunication loans totaling $14.7 million, which compared with nine loans totaling $34.0 million at March 31, 2003. The remaining 40 percent were loans to other borrowers. Included in other assets was one $3.6 million loan held-for-sale that would have been classified as a nonperforming loan had it been included in loans at June 30, 2003. The loan was sold on July 1, 2003 at its net book value.
    The provision for credit losses primarily reflects declining nonaccrual loan levels, charge-offs, management's ongoing assessment of the credit quality of the portfolio and the economic environment, most notably in Northern California and in California's dairy industry. The company's dairy portfolio contained $150 million in outstanding loan balances as of June 30, 2003. All of these dairy loans are performing. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at June 30, 2003.

    OUTLOOK

    Management has updated its guidance in light of current lackluster economic conditions as of July 15, 2003 and the Federal Reserve Board's recent rate reduction. The most significant revisions apply to the company's expectations for average loan growth and the net interest margin, which have been impacted much the same as other financial institutions nationwide. Management now expects net income per diluted common share for 2003 to be approximately 4 to 6 percent higher than net income per diluted common share for 2002 based on the business indicators below:

    --  Average loan growth flat to 2 percent

    --  Average deposit growth 10 to 13 percent

    --  Net interest margin 4.75 to 4.90 percent

    --  Provision for credit losses $50 million to $65 million

    --  Noninterest income growth 18 to 21 percent

    --  Noninterest expense growth 9 to 12 percent

    --  Effective tax rate 31 to 33 percent

    CAPITAL LEVELS

    Total risk-based capital and Tier 1 risk-based capital ratios at June 30, 2003 were 14.45 percent and 10.21 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio at June 30, 2003 of
7.17 percent exceeded the regulatory minimum of 5 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at March 31, 2003 were 14.46 percent, 10.30 percent and 7.65 percent, respectively.

    STOCK REPURCHASE

    On January 22, 2003, the Board of Directors authorized a 1-million-share stock buyback program. During the second quarter of 2003, 537,300 shares were repurchased under this program at an average price of $41.64 per share. A total of 750,100 shares have been repurchased under this program at an average cost of $42.47 per share, leaving 249,900 shares available for repurchase. The shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were 2,027,574 treasury shares at June 30, 2003.

    NOTE: City National Corporation will host a conference call this afternoon to discuss results for the second quarter of 2003. The call will begin at 2:00 p.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial 877-313-6466. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for 12 months.

    ABOUT CITY NATIONAL

    City National Corporation is a financial services company with $12.4 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank(SM), City National provides banking, investment and trust services through 54 offices and 12 full-service regional centers in Southern California and the San Francisco Bay Area, plus an office in New York City. The company has more than $26 billion in investment and trust assets under management or administration at June 30, 2003.
    For more information about City National, visit the company's Web site at http://www.cnb.com/.

    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) higher-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, (8) unknown economic impacts caused by the State of California's budget shortfall, and (9) economic uncertainty created by worldwide geopolitical unrest, hostilities, terrorist attacks and related events. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended March 31, 2003, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."


CITY NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEET (unaudited)
(Dollars in thousands, except per share amount)

                                              June 30,           %
                                         2003        2002      Change
Assets
Cash and due from banks                  $451,291    $442,343       2
Federal funds sold                        650,000     165,000     294
Securities                              3,080,721   1,988,817      55
Loans (net of allowance for credit
 losses of $170,927 and $157,647)       7,419,299   7,696,883      (4)
Other assets                              753,522     689,377       9
   Total assets                       $12,354,833 $10,982,420      12

Liabilities and Shareholders' Equity
Noninterest-bearing deposits           $4,916,678  $3,973,435      24
Interest-bearing deposits               5,250,128   4,823,732       9
   Total deposits                      10,166,806   8,797,167      16
Federal funds purchased and securities
 sold under repurchase agreements         167,084     110,665      51
Other short-term borrowed funds           115,125     421,125     (73)
Subordinated debt                         318,282     282,043      13
Other long-term debt                      283,954     169,144      68
Other liabilities / minority interest     158,892     128,938      23
   Total liabilities                   11,210,143   9,909,082      13
Shareholders' equity                    1,144,690   1,073,338       7
   Total liabilities and shareholders'
    equity                            $12,354,833 $10,982,420      12

Book value per share                       $23.77      $21.41      11

Number of shares at period end         48,156,797  50,122,921      (4)


CONSOLIDATED STATEMENT OF INCOME (unaudited)
(Dollars in thousands, except per share amount)

           For the three months          For the six months
                    ended                        ended
                  June 30,          %          June 30,          %
              2003       2002    Change    2003       2002     Change
Interest
 income      $144,333   $155,511     (7)  $290,009   $303,869      (5)
Interest
 expense      (17,209)   (24,937)   (31)   (34,668)   (51,600)    (33)
Net
 interest
 income       127,124    130,574     (3)   255,341    252,269       1
Provision
 for credit
 losses       (11,500)   (18,000)   (36)   (29,000)   (29,000)      -
Net
 interest
 income
 after
 provision
 for credit
 losses       115,624    112,574      3    226,341    223,269       1
Noninterest
 income        45,052     38,738     16     84,028     74,681      13
Noninterest
 expense      (91,316)   (82,874)    10   (176,728)  (161,575)      9
Minority
 interest      (1,065)       (85)   N/M     (1,540)      (157)    N/M
Income
 before
 taxes         68,295     68,353      -    132,101    136,218      (3)
Income
 taxes        (22,214)   (22,593)    (2)   (42,365)   (46,222)     (8)
Net income    $46,081    $45,760      1    $89,736    $89,996       -
Net income
 per share,
 basic          $0.95      $0.92      3      $1.85      $1.82       2
Net income
 per share,
 diluted        $0.93      $0.88      6      $1.80      $1.75       3
Dividends
 paid per
 share          $0.21      $0.20      5      $0.41      $0.39       5

Shares used
 to compute
 per share
 net
 income,
 basic     48,307,675 49,963,388        48,543,331 49,326,706

Shares used
 to compute
 per share
 net
 income,
 diluted   49,524,367 52,082,511        49,824,223 51,442,779


CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)

Period end                                 June 30,
                                     2003            2002    % Change
Loans
Commercial                         $3,232,780     $3,552,800       (9)
Residential first mortgage          1,736,442      1,730,589        -
Real estate mortgage                1,895,964      1,866,086        2
Real estate construction              653,063        635,218        3
Installment                            71,977         69,837        3
   Total loans                     $7,590,226     $7,854,530       (3)

Deposits
Noninterest-bearing                $4,916,678     $3,973,435       24
Interest-bearing, core              4,251,204      3,530,798       20
   Total core deposits              9,167,882      7,504,233       22
Time deposits - $100,000 and over     998,924      1,292,934      (23)
   Total deposits                 $10,166,806     $8,797,167       16

Credit Quality
Nonaccrual loans and ORE
   Nonaccrual loans                   $69,377  (1)   $64,432        8
   ORE                                    173            460      (62)
Total nonaccrual loans and ORE        $69,550        $64,892        7

Total nonaccrual loans and ORE to
 total loans and ORE                     0.92           0.83       11

Loans past due 90 days or more on
 accrual status                        $5,853         $3,257       80

(1) Balance does not include a $3,625 loan held-for-sale in other assets as of June 30, 2003, which would have been classified as nonperforming had it been included in loans. The loan was sold on July 1, 2003 at its June 30, 2003 carrying value.


                     For the three         For the six months
                      months ended                ended
Allowance for           June 30,                June 30,
 Credit Losses                         %                         %
                     2003     2002   Change  2003     2002    Change

Beginning balance  $169,480 $155,657     9 $164,502 $142,862       15
Additions from
 acquisition              -        -     -        -    8,787      N/M
Provision for
 credit losses       11,500   18,000   (36)  29,000   29,000        -
Charge-offs         (14,211) (17,861)  (20) (29,093) (27,157)       7
Recoveries            4,158    1,851   125    6,518    4,155       57
Net charge-offs     (10,053) (16,010)  (37) (22,575) (23,002)      (2)
Ending Balance     $170,927 $157,647     8 $170,927 $157,647        8

Total net charge-
 offs to average
 loans (annualized)   (0.52)   (0.81)  (36)   (0.58)   (0.60)      (3)

Allowance for
 credit losses to
 total loans                                   2.25     2.01       12
Allowance for
 credit losses to
 nonaccrual loans                            246.37   244.67        1


CITY NATIONAL CORPORATION
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)

                                For the three months ended
                                         June 30,
                                   2003          2002        % Change
Average Balances
Loans
Commercial                       $3,402,342    $3,687,873          (8)
Residential first mortgage        1,733,015     1,718,680           1
Real estate mortgage              1,906,995     1,791,314           6
Real estate construction            679,541       622,223           9
Installment                          71,970        68,915           4
   Total loans                   $7,793,863    $7,889,005          (1)

Securities                       $2,900,785    $2,029,742          43
Interest-earning assets          10,941,207    10,068,002           9
Assets                           11,914,869    10,934,265           9
Core deposits                     8,763,055     7,238,807          21
Deposits                          9,774,905     8,551,230          14
Shareholders' equity              1,131,682     1,047,042           8

Noninterest income
Trust and investment fee revenue    $21,505       $15,736          37
Cash management and deposit
 transaction fees                    10,660        10,025           6
International services                5,019         4,719           6
Bank owned life insurance               731           719           2
Other                                 5,865         6,035          (3)
   Subtotal - core                   43,780        37,234          18
Gain on sale of  loans and
 assets                                   -         1,320        (100)
Gain on sale of securities            1,272           184         591
   Total                            $45,052       $38,738          16

Total revenue                      $172,176      $169,312           2

Noninterest expense
Salaries and employee benefits      $54,516       $49,642          10
All Other
Net occupancy of premises             7,862         6,495          21
Professional                          6,769         5,182          31
Information services                  4,302         4,661          (8)
Depreciation                          3,019         3,336         (10)
Marketing and advertising             3,553         3,311           7
Office services                       2,398         2,731         (12)
Amortization of intangibles           2,227         2,056           8
Equipment                               638           789         (19)
Other operating                       6,032         4,671          29
   Total all other                   36,800        33,232          11
   Total                            $91,316       $82,874          10

Selected Ratios
For the Period
Return on average assets               1.55  %       1.68 %        (8)
Return on average shareholders'
 equity                               16.33         17.53          (7)
Net interest margin                    4.79          5.35         (10)
Efficiency ratio (1)                  52.53         47.95          10
Dividend payout ratio                 21.51         21.34           1


                                 For the six months ended
                                         June 30,
                                    2003         2002        % Change
Average Balances
Loans
Commercial                        $3,480,938   $3,560,880          (2)
Residential first mortgage         1,744,861    1,676,088           4
Real estate mortgage               1,907,770    1,754,779           9
Real estate construction             671,791      616,582           9
Installment                           73,267       70,059           5
   Total loans                    $7,878,627   $7,678,388           3

Securities                        $2,672,561   $1,977,433          35
Interest-earning assets           10,741,276    9,795,351          10
Assets                            11,698,948   10,640,826          10
Core deposits                      8,545,977    6,921,521          23
Deposits                           9,575,481    8,244,062          16
Shareholders' equity               1,124,667      996,690          13

Noninterest income
Trust and investment fee revenue     $36,985      $30,010          23
Cash management and deposit
 transaction fees                     21,577       20,394           6
International services                 9,347        8,510          10
Bank owned life insurance              1,445        1,392           4
Other                                 12,070       10,504          15
   Subtotal - core                    81,424       70,810          15
Gain on sale of  loans and
 assets                                  102        2,999         (97)
Gain on sale of securities             2,502          872         187
   Total                             $84,028      $74,681          13

Total revenue                       $339,369     $326,950           4

Noninterest expense
Salaries and employee benefits      $106,321      $97,112           9
All Other
Net occupancy of premises             14,831       12,675          17
Professional                          13,205       10,411          27
Information services                   8,555        9,021          (5)
Depreciation                           6,138        6,728          (9)
Marketing and advertising              6,665        6,099           9
Office services                        4,968        4,829           3
Amortization of intangibles            4,203        3,571          18
Equipment                              1,304        1,271           3
Other operating                       10,538        9,858           7
   Total all other                    70,407       64,463           9
   Total                            $176,728     $161,575           9

Selected Ratios
For the Period
Return on average assets                1.55 %       1.71 %        (9)
Return on average shareholders'
 equity                                16.09        18.21         (12)
Net interest margin                     4.93         5.35          (8)
Efficiency ratio (1)                   51.42        47.95           7
Dividend payout ratio                  22.19        21.30           4

Period End
Tier 1 risk-based capital ratio        10.21         9.74           5
Total  risk-based capital ratio        14.45        14.24           1
Tier 1 leverage ratio                   7.17         7.44          (4)

(1) The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).

    CONTACT: City National Corporation
             Frank Pekny, 310-888-6700 (Financial/Investors)
             Cary Walker, 213-833-4715 (Media)
             or
             Abernathy MacGregor Group
             Ian Campbell, 213-630-6550 (Financial/Investors)